Exhibit 99.1

Medifast, Inc. Announces Appointments of New Independent Director & Lead Director

OWINGS MILLS, Md., July 23, 2013 /PRNewswire/ -- Medifast, Inc. (NYSE: MED), a leading United States manufacturer and provider of clinically proven, portion-controlled weight-loss products and programs, today announced the appointment of Carl E. Sassano to the Medifast Board of Directors and Barry B. Bondroff, CPA, as Lead Director, effective July 22, 2013.  Mr. Sassano will also serve on the Company’s Compensation Committee.

Mr. Sassano joins the board with over 40 years of significant corporate experience.  Mr. Sassano is a Partner in CSW Equity Partners, a private equity investment company and serves as Chairman of the Board of Voiceport, a company in the CSW portfolio.  Mr. Sassano is currently a member of the Board of Transcat, Inc., serves as their Lead Director, and was Chairman of the Board from October 2003 until July, 2013.  From 1999 to 2000, Mr. Sassano was President and Chief Operating Officer of Bausch & Lomb and held a number of other senior executive positions there including President-Global Vision Care from 1996 to 1999, President-Contact Lens Division from 1994 to 1996, Group President from 1993 to 1994 and President-Polymer Technology, a subsidiary of Bausch & Lomb, from 1983 to 1992.

“We are excited to announce the appointment of Carl to our Board.  Carl is a tremendous leader and his extensive experience at Transcat and Bausch & Lomb will enable him to make meaningful contributions to the Board,” commented Michael C. MacDonald, Medifast’s Chairman and CEO. “Carl has a strong understanding of consumer facing organizations and as Medifast continues to implement our growth strategy, Carl’s background and contributions will be invaluable.”

Mr. Bondroff has served as a Director on the Medifast Board since 2008.  He is an officer and director with Gorfine, Schiller & Gardyn, PA, a full-service certified public accounting firm offering a wide range of accounting and consulting services. Previously, he was a Senior Managing Director with SMART, which merged with Gorfine, Schiller & Gardyn in May 2003. Mr. Bondroff has over 42 years of experience providing companies of all sizes and across varied industries with practical accounting, assurance, tax, business, technology and financial advisory services.

Mr. MacDonald concluded, “Barry’s leadership and insights have been instrumental to the growth of Medifast over the years, and in his new role as Lead Director, he will continue to provide guidance and oversight as we execute our strategic initiatives, expand our reach and profitability, and continue to develop our multi-channel distribution network across Take Shape for Life, Medifast Direct, Medifast Weight Control Centers, and Wholesale Physicians.”

About Medifast
Medifast (NYSE: MED) is the leading easy-to-use, clinically proven, portion-controlled weight-loss program. The company sells its products and programs via four unique distribution channels: 1) the web and national call centers, 2) the Take Shape For Life personal coaching division, 3) Medifast Weight Control Centers, and 4) a national network of physicians. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto www.MedifastNow.com.

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Investor Contact:

Timothy Robinson

Chief Financial Officer

ir@choosemedifast.com

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Katie Turner

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